Exhibit 99.1

COMPANY CONTACTS:
Diane Morefield
EVP & Chief Financial Officer
Strategic Hotels & Resorts
(312) 658-5740

Jonathan Stanner
Vice President, Capital Markets & Treasurer
Strategic Hotels & Resorts
(312) 658-5746

FOR IMMEDIATE RELEASE
WEDNESDAY, NOVEMBER 7, 2012
STRATEGIC HOTELS & RESORTS REPORTS THIRD QUARTER 2012
FINANCIAL RESULTS
CHICAGO – November 7, 2012 – Strategic Hotels & Resorts, Inc. (NYSE: BEE) today reported results for the third quarter ended September 30, 2012.

($ in millions, except per share and operating metrics)	Third Quarter
Earnings Metrics	2012	2011	%
Net loss attributable to common shareholders	$(8.6)	$(11.9)	N/A
Net loss per diluted share	$(0.05)	$(0.06)	N/A
Comparable funds from operations (Comparable FFO) (a)	$17.0	$11.3	50.9%
Comparable FFO per diluted share (a)	$0.08	$0.06	33.3%
Comparable EBITDA (a)	$46.6	$43.6	6.7%
Total United States Portfolio Operating Metrics (b)
Average Daily Rate (ADR)	$271.50	$258.06	5.2%
Occupancy	77.1%	76.7%	0.4	pts
Revenue per Available Room (RevPAR)	$209.39	$197.98	5.8%
Total RevPAR	$372.08	$352.09	5.7%
EBITDA Margins	24.1%	24.1%	N/A
North American Same Store Operating Metrics (c)
ADR	$257.57	$246.70	4.4%
Occupancy	78.5%	77.6%	0.9	pts
RevPAR	$202.27	$191.47	5.6%
Total RevPAR	$354.07	$334.68	5.8%
EBITDA Margins	23.6%	22.2%	140	bps

(a)
Please refer to tables provided later in this press release for a reconciliation of net loss to Comparable FFO, Comparable FFO per share and Comparable EBITDA. Comparable FFO, Comparable FFO per share and Comparable EBITDA are non-GAAP measures and are further explained with the reconciliation tables.

(b)	Operating statistics reflect results from the Company’s Total United States portfolio (see portfolio definitions later in this press release).

(c)	Operating statistics reflect results from the Company’s North American same store portfolio (see portfolio definitions later in this press release).

“Our portfolio continued to perform very well during the quarter, with solid year-over-year growth,” said Raymond L. “Rip” Gellein, Jr., Chairman of the Board and Chief Executive Officer of Strategic Hotels & Resorts, Inc. “The acquisition of the Essex House hotel was a terrific achievement, with early indicators showing very positive reception to the JW Marriott brand.  Looking forward, we see positive trends heading into the new year with group pace significantly ahead of this time last year.”
Third Quarter Highlights

▪
Net loss attributable to common shareholders was $8.6 million, or $0.05 per diluted share in the third quarter of 2012, compared with a loss of $11.9 million, or $0.06 per diluted share, in the third quarter of 2011.

▪	Comparable FFO was $0.08 per diluted share in the third quarter of 2012, compared with $0.06 per diluted share in the prior year period.

▪	Comparable EBITDA was $46.6 million in the third quarter of 2012, compared with $43.6 million in the prior year period, a 6.7 percent increase between periods.

▪
Total United States portfolio RevPAR increased 5.8 percent in the third quarter of 2012, driven by a 5.2 percentage increase in ADR and a 0.4 percent point increase in occupancy, compared to the third quarter of 2011. Total RevPAR increased 5.7 percent between periods with non-rooms revenue increasing by 5.6 percent between periods.

▪	ADR growth in the Total United States portfolio was driven by a 5.8 percent increase in transient ADR compared to the third quarter of 2011 and a 3.2% increase in group ADR.

▪
RevPAR increased 7.2 percent in the third quarter of 2012 in the Company's Total United States resort portfolio and 4.4 percent in the Company's Total United States urban portfolio, compared to the third quarter of 2011.

▪
North American same store RevPAR increased 5.6 percent in the third quarter of 2012, driven by a 4.4 percentage increase in ADR and a 0.9 percent point increase in occupancy. Total RevPAR increased 5.8 percent with non-rooms revenue increasing by 6.0 percent between periods.

▪
European RevPAR increased 0.1 percent (5.6 percent in constant dollars) in the third quarter of 2012, driven by a 1.6 percent increase in ADR (7.2 percent in constant dollars) offsetting a 1.3 percentage point decrease in occupancy between periods. European Total RevPAR increased 0.1 percent in the third quarter over the prior year period (5.7 percent in constant dollars).

▪
Total United States portfolio EBITDA margins were flat in the third quarter of 2012, compared to the third quarter of 2011. EBITDA margins for the quarter were impacted by a $2.7 million real estate tax expense recorded at the Hotel del Coronado related to prior periods as the result of a reassessment of the asset's taxable basis. Excluding this one-time charge, Total United States portfolio EBITDA margins expanded by 110 basis points in the third quarter of 2012 and North American same store EBITDA margins expanded 140 basis points.

▪
Group room nights currently booked for 2012 are 0.1 percent lower than room nights booked for 2011 at the same time last year but at rates 3.5 percent higher, resulting in a 3.3 percent RevPAR increase.

The company reported financial results for the nine month period ended September 30, 2012 as follows:

▪
Net loss attributable to common shareholders was $43.1 million, or $0.22 per diluted share, compared with net loss attributable to common shareholders of $7.8 million, or $0.04 per diluted share, for the nine month period ended September 30, 2011.

▪	Comparable FFO was $0.21 per diluted share compared with $0.09 per diluted share in the nine month period ended September 30, 2011.

▪	Comparable EBITDA was $130.7 million compared with $114.8 million for the nine month period ended September 30, 2011, a 13.8 percent increase between periods.

Preferred Dividends
On August 30, 2012, the Company's Board of Directors declared a quarterly dividend of $0.53125 per share of 8.5 percent Series A Cumulative Redeemable Preferred Stock paid on October 1, 2012 to shareholders of record as of September 14, 2012, a quarterly dividend of $0.51563 per share of 8.25 percent Series B Cumulative Redeemable Preferred Stock paid on October 1, 2012 to shareholders of record as of September 14, 2012 and a quarterly dividend of $0.51563 per share of 8.25 percent Series C Cumulative Redeemable Preferred Stock paid on October 1, 2012 to shareholders of record as of September 14, 2012.

Transaction Activity
On September 14, 2012, the Company closed on the acquisition of the JW Marriott Essex House Hotel in New York City for a gross purchase price of approximately $362.3 million and established a joint venture arrangement with affiliates of KSL Capital Partners, LLC to fund the equity portion of the acquisition. The Company owns 51.0 percent of the joint venture and serves as managing member and asset manager.
Subsequent Events
On November 1, 2012, the Company closed a $90.0 million non-recourse mortgage agreement with MetLife secured by the Hyatt Regency La Jolla hotel. Under the terms of the loan agreement, the $97.5 million mortgage previously encumbering the property was replaced with a $72.0 million A-Note and an $18.0 million B-Note that will each mature December 1, 2017. The floating rate A-Note bears interest at LIBOR plus 400 basis points, subject to a 50 basis point LIBOR floor, and the B-Note bears interest at a fixed rate of 10.0 percent.
On November 2, 2012, the Company announced that Laurence S. Geller stepped down as President and Chief Executive Officer of Strategic Hotels & Resorts, Inc. and member of the Company's Board of Directors effective as of such date. Raymond L. “Rip” Gellein, Jr., Chairman of the Company's Board of Directors, was appointed Chief Executive Officer. In addition, Sheli Z. Rosenberg was appointed lead independent director of the Board.
2012 Guidance
Based on the results of the first three quarters and current forecasts for the remainder of the year, the Company is reaffirming its guidance range for full year 2012 RevPAR growth, Total RevPAR growth, Comparable EBITDA, and Comparable FFO per diluted share.
For the year ending December 31, 2012, the Company anticipates that Comparable EBITDA will be in the range of $165.0 million to $180.0 million and Comparable FFO in the range of $0.21 and $0.29 per fully diluted share. Management is also reaffirming its guidance for North American same store RevPAR growth in the range between 6.0 percent to 8.0 percent and Total RevPAR growth in the range between 5.0 percent and 7.0 percent.
Portfolio Definitions
Total United States portfolio hotel comparisons for the third quarter of 2012 are derived from the Company's hotel portfolio at September 30, 2012, consisting of all 14 properties located in the United States, including unconsolidated joint ventures, but excluding the JW Marriott Essex House Hotel which was acquired on September 14, 2012.
North American same store hotel comparisons for the third quarter of 2012 are derived from the Company's hotel portfolio at September 30, 2012, consisting of properties located in North America and held for five or more quarters, in which operations are included in the consolidated results of the Company. As a result, same store comparisons include 13 properties and exclude the unconsolidated Hotel del Coronado and Fairmont Scottsdale Princess hotels and the recently acquired JW Marriott Essex House Hotel which was purchased on September 14, 2012.
European hotel comparisons for the third quarter of 2012 are derived from the Company's European owned and leased hotel properties at September 30, 2012, consisting of the Marriott London Grosvenor Square and the Marriott Hamburg hotels.

Earnings Call
The Company will conduct its third quarter 2012 conference call for investors and other interested parties on Thursday, November 8, 2012 at 10:00 a.m. Eastern Time (ET).  Interested individuals are invited to access the call by dialing 888.679.8040 (toll international: 617.213.4851) with passcode 99633171. To participate on the webcast, log on to the company's website at http://www.strategichotels.com or http://edge.media-server.com/m/p/hssa33gr/lan/en.
For those unable to listen to the call live, a taped rebroadcast will be available beginning at 12:00 p.m. ET on November 8, 2012 through 11:59 p.m. ET on November 15, 2012. To access the replay, dial 888.286.8010 (toll international: 617.801.6888) with passcode 77474592. A replay of the call will also be available on the Internet at http://www.strategichotels.com or http://www.earnings.com for 30 days after the call.
The Company also produces supplemental financial data that includes detailed information regarding its operating results.  This supplemental data is considered an integral part of this earnings release.  These materials are available on the Strategic Hotels & Resorts' website at www.strategichotels.com within the Investor Relations section of the website.
About the Company
Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The Company currently has ownership interests in 18 properties with an aggregate of 8,271 rooms and 851,600 square feet of meeting space. For a list of current properties and for further information, please visit the Company's website at http://www.strategichotels.com.
This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. These forward-looking statements include statements regarding the Company's future financial results, stabilization in the lodging space, positive trends in the lodging industry and the Company's continued focus on improving profitability.  Actual results could differ materially from the Company's projections. Factors that may contribute to these differences include, but are not limited to the following: the effects of the recent global economic recession upon business and leisure travel and the hotel markets in which the Company invests; the Company's liquidity and refinancing demands; the Company's ability to obtain or refinance maturing debt; the Company's ability to maintain compliance with covenants contained in the Company's debt facilities; stagnation or further deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where the Company's hotels operate and in which the Company invests, including luxury and upper upscale product; general volatility of the capital markets and the market price of the Company's shares of common stock; availability of capital; the Company's ability to dispose of properties in a manner consistent with the Company's investment strategy and liquidity needs; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Mexico, Germany, England or other countries where the Company invests; difficulties in identifying properties to acquire and completing acquisitions; the Company's failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; contagious disease outbreaks, such as the H1N1 virus outbreak; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; the Company's failure to maintain its status as a REIT; changes in the competitive environment in the Company's industry and the markets where the Company invests; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITS; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.

Additional risks are discussed in the Company's filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in the Company's most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

The following tables reconcile projected 2012 net loss attributable to common shareholders to projected Comparable EBITDA, Comparable FFO and Comparable FFO per diluted share ($ in millions, except per share data):

	Low Range	High Range
Net Loss Attributable to Common Shareholders	$(85.9)	$(71.0)
Depreciation and Amortization	120.3	120.3
Interest Expense	83.4	83.4
Income Taxes	0.8	0.8
Non-controlling Interests	(0.3)	(0.2)
Adjustments from Consolidated Affiliates	(9.4)	(9.4)
Adjustments from Unconsolidated Affiliates	27.7	27.7
Preferred Shareholder Dividends	24.2	24.2
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Adjustment for Value Creation Plan	2.8	2.8
Other Adjustments	1.6	1.6
Comparable EBITDA	$165.0	$180.0

	Low Range	High Range
Net Loss Attributable to Common Shareholders	$(85.9)	$(71.0)
Depreciation and Amortization	119.2	119.2
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Non-controlling Interests	(0.3)	(0.1)
Adjustments from Consolidated Affiliates	(5.0)	(5.0)
Adjustments from Unconsolidated Affiliates	15.2	15.2
Adjustment for Value Creation Plan	2.8	2.8
Other Adjustments	(2.8)	(2.8)
Comparable FFO	$43.0	$58.1
Comparable FFO per Diluted Share	$0.21	$0.29